Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising (561) 682-4195	Seth A. Grossman, Chief Strategic Officer & E.V.P. (561) 682-4125 phone, (561) 659-3689 fax

PAXSON COMMUNICATIONS CORPORATION ANNOUNCES
NEW DIVIDEND RATE FOR SERIES B PREFERRED STOCK HELD BY NBC

(West Palm Beach, Florida – September 16, 2004) — Paxson Communications Corporation (AMEX-PAX) (the “Company”) today announced that, as of September 15, 2004, the dividend rate on the Company’s Series B Convertible Exchangeable Preferred Stock (the “Preferred Stock”), all of which is presently held by the National Broadcasting Company, Inc., a subsidiary of General Electric Company, has been reset from 8% to 16.2%. The reset occurred in accordance with the procedure specified in the terms of the Preferred Stock, which required the Company to engage a nationally recognized independent investment banking firm to determine the adjusted dividend rate as of the fifth anniversary of the original issue date of the Preferred Stock. The Company engaged CIBC World Markets Corp. for this purpose. The Preferred Stock does not pay cash dividends on a current basis.

About Paxson Communications Corporation

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and the PAX TV network, which airs via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original programming slate for the 2004-2005 broadcast season features three new unscripted series, “Cold Turkey,” “Model Citizens” and “Second Verdict”; two scripted dramas, “Young Blades” and “Left Behind”; two entertaining variety programs, “America’s Most Talented Kids” and “World Cup Comedy,” executive produced by Kelsey Grammer; and two fast-paced game shows, “On the Cover” and “Balderdash.” Returning series include all-new episodes of PAX’s top-rated dramas, “Doc” and “Sue Thomas: F.B.Eye.” For more information, visit PAX TV’s website at www.pax.tv.